Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“this Agreement”) is made and entered into effective as of January 23, 2012 (the “Effective Date”), by and between American Tire Distributors, Inc., a Delaware corporation (the “Company”), and Jason T. Yaudes. (“Executive”).

1. Position. During the Period Employment (as defined below), Executive shall serve in the capacity indicated on Exhibit A. Executive shall perform the normal duties and responsibilities of such position and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company may assign to Executive from time to time. During the Period of Employment, Executive will (a) during normal business hours, devote Executive’s full time and exclusive attention to, and use Executive’s best efforts to advance, the business and welfare of the Company, and (b) not engage in any other employment activities for any direct or indirect remuneration without the concurrence of the Board.

2. Period of Employment. The Period of Executive’s employment by the Company (the “Period of Employment”) shall commence on the Effective Date and shall continue until terminated pursuant to Section 6 hereof.

3. Compensation.

3.1 Base Salary. During the Period of Employment, the Company shall pay Executive a per annum base salary as set forth in Exhibit A (as adjusted from time to time by the Board, the “Base Salary”) payable in accordance with the standard policies of the Company. Executive’s Base Salary shall be subject to annual review by the Board; provided, however, that the level of such Base Salary shall not be subject to reduction unless consented to in writing by Executive.

3.2 Performance Based Compensation. During the Period of Employment and assuming Executive remains continuously employed by the Company through the end of the relevant fiscal year, Executive shall also be entitled to participate in an annual performance-based cash bonus program as set for the Exhibit B.

3.3 Taxes. Federal, state, local and other applicable taxes shall be withheld on all cash and in-kind payments made by the Company to Executive pursuant to this Agreement in accordance with applicable tax laws and regulations.

3.4 Transportation. During the Period of Employment, Executive shall be entitled to a monthly car allowance of $1,200.00 per month; provide, however, that Executive shall properly account therefor in accordance with the requirements for federal income tax deductibility and the Company’s policies and procedures.

4. Benefits. (A) During the Period of Employment, Executive shall be entitled to participate in benefit plans and programs maintained by the Company from time to time and generally made available to its senior executive officers (including any deferred compensation plans); provided, however, that (a) Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate any such plan and program, and (b) Executive acknowledges that Executive shall have no vested rights under any such plan or program except as expressly provided under the terms thereof; (B) During the Period of Employment, Executive shall be entitled to four (4)weeks of vacation per year in accordance with Company’s policies and procedures.

5. Expenses. Without duplication of the car allowance and as set forth in Sections 3.4 and 3.5 hereof, upon presentation of acceptable substantiation therefor, the Company will pay or reimburse Executive for such reasonable travel, entertainment and other expenses as Executive may incur during the Period of Employment in connection with the performance of his duties hereunder.

6. Termination of Employment. The parties hereto expressly agree that Executive’s employment may be terminated by either the Company or the Executive upon thirty (30) calendar days’ advance written notice by the terminating party (or immediately upon written notice by the Company in the case of termination by the Company for Cause) and that, upon any such termination, except as set forth in Section 6.2 hereof, Executive shall not be entitled to any payment in the nature of severance or otherwise (other than Base Salary, bonus and any other benefits to the extent earned and accrued through the date of such termination)(i.e., if termination for any reason occurs after December 31st of any year for which a bonus is payable by the Company but before such bonus has been paid, the Company shall pay the Executive (or his estate, as applicable) the bonus due for the preceding year at the time and in the manner such bonus otherwise would have been paid had such termination not occurred).

6.1 Death or Disability. The employment of Executive and all rights to compensation under this Agreement shall terminate upon the death or Disability (as defined below) of Executive, except for such death or disability payments as may be payable under one or more benefit plans maintained at that time by the Company and applicable to the Executive. As used herein, “Disability” means the Board has made a good faith determination that Executive has become physically or mentally incapacitated or disabled such that Executive is unable to perform for the Company substantially the same services as Executive performed prior to incurring such incapacity or disability, and incapacity or disability exists for ninety (90) consecutive calendar days. In the event of a dispute concerning the nature or extent of any incapacity or disability, the Company and Executive (or his representative) shall jointly select and retain a suitably qualified, independent physician, at the Company’s expense, to determine the nature and extent of such incapacity or disability. The determination made by such physician shall be binding on the parties for the purposes of this Agreement.

6.2 Termination with Severance Obligation. Upon termination of Executive’s employment by the Company without cause (as defined below) or by Executive for Good Reason (as defined below) and for so long as Executive is in material compliance with the terms of this Agreement (including without limitation, Section 7.1), Executive shall be entitled to receive from the Company (i) a monthly cash severance payment in the amount equal to the sum of Executive’s monthly Base Salary in effect on the date of termination for a period of twelve (12) months from the date of termination, payable in accordance with the standard policies of the Company and (ii) continued participation at the Company’s expense in the health benefit plan or program maintained by the Company from time to time for a period of twelve (12) months from the date of termination. As used herein, (a) “Cause” means that Executive (i) has been convicted of a felony, or has entered a plea of guilty or nolo contendere to a felony; (ii) has knowingly committed an act involving dishonesty or bad faith, or has engaged in willful misconduct, in each case which is demonstrable and materially injurious to the Company or any of its subsidiaries; (iii) has materially breached his obligations under Section 7.1 or 7.2 hereof; or (iv) has willfully and continually refused to perform his duties with the Company or any of its subsidiaries; and (b) “Good Reason” means (i) failure by the Company to pay any material amount owed to Executive under this Agreement; (ii) a substantial diminution in the status, position and responsibilities of Executive compared with Executive’s status, position and responsibilities with the Company on the Effective Date; (iii) a reduction of Executive’s Base Salary as in effect from time to time or bonus participation opportunities for fiscal year 2012; or (iv) a demand by the Company that Executive relocate to an office that exceeds a fifty (50) mile radius beyond the location of the Executive’s office as of the Effective Date. In the event that any change in Executive’s status, position and responsibilities is implemented or proposed change that Executive asserts that such change constitutes a “substantial diminution” for purposes of clause (ii) of the definition of Good Reason, such change shall be deemed not to be such a “substantial diminution” and thereafter Executive’s status, position and responsibilities shall be as so changed; and (B) in the event that Executive provides such notice in a timely manner, and within thirty (30) calendar days thereafter, the Company, in its sole discretion, rescinds or alters such change, then or purposes of such clause (ii) of the definition of Good Reason the original change shall be disregarded (except to any extent so altered). Nothing in this Section 6.2 shall limit the Company’s right to contest any assertion that Executive may make with respect to any such change.

6.3 Release. At the time of termination of Executive’s employment, Executive agrees to execute a general release in a form provided by the Company whereby Executive will release, relinquish and forever discharge the Company and each of its parents and subsidiaries and any director, officer, employee, shareholder, controlling person or agent of the Company and each parent and subsidiary from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any rights Executive may have under (i) any indemnification arrangement of the Company with respect to Executive, (ii) any employee benefit plan or program covering Executive or (iii) any stock purchase or stock option plan or agreement to which the Company and Executive are parties), which Executive has incurred or suffered or may incur or suffer as a result of Executive’s employment by the Company or the termination of such employment.

6.4 No Further Payments. For the avoidance of doubt and notwithstanding any other provision of this Agreement or any other plan, agreement or arrangement with the Company or any of its affiliates to the contrary, to the extent any payment or benefit (including non-cash benefits) provided under this Agreement or any other plan, agreement or arrangement with the Company or any of its affiliates, either alone or together with such other payments and benefits (including non-cash benefits) which executive receives or is entitled to receive from the Company of any of its affiliates, would result in the Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision), with respect to such payment or benefit, neither the Company nor any of its affiliates shall be obligated to pay any amount to Executive (or to any other party of behalf of Executive) as a result of, or in respect of, such excise tax.

7. Non-Competition; Non-Disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.

7.1 Non-Competition.

(a) Executive acknowledges that in the course of Executive’s employment with the Company Executive will become familiar with trade secrets and other confidential information of the Company and that Executive’s services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Period of Employment and for twelve (12) months thereafter (the ‘Noncompetition Period”), executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any business of the Company within North America and any other geographical area in which the company then engages in business or engaged in business at any time during Executive’s employment with the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded so long as Executive has no direct or indirect active participation in the business of such corporation.

(b) During the Noncompete Period, Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company to terminate such employment, or in any way interfere with the employee relationship between the Company and any such employee, (ii) hire any person who is, or at any time during the Period of Employment was, an employee of the Company or (iii) induce or attempt to induce any person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between any such person and the Company.

7.2 Proprietary Information. Executive agrees that Executive shall not use for Executive’s own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, not shall Executive otherwise disclose to any individual or entity at any time while Executive is employed by the Company or thereafter any proprietary information of the Company unless such disclosure (a) has been authorized by the Board, (b) is reasonably required within the course and scope of Executive’s employment hereunder or (c) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, “proprietary information” shall mean: (i) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (ii) any information concerning any product, service, technology or procedure offered or used by the Company, or under development by or being considered for use by the Company; (iii) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company; (iv) any inventions, innovations, trade secrets or other items covered by Section 7.4 below; and (v) any other information which the Board has determined by resolution and communicated to Executive in writing to be proprietary information for purposes hereof. However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of Executive in violation of Sections 7.1, 7.2 or 7.3 hereof.

7.3 Surrender of Records. Executive agrees that Executive shall not retain and shall promptly surrender to the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in the Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information as defined in Section 7.2 above.

7.4 Inventions and Patents. Executive agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company’s business developed by Executive alone or in conjunction with others at any time during Executive’s employment by the Company shall belong to the Company. Executive will use Executive’s best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.

7.5 Definition of Company. For purposes of this Section 7, the term “Company” shall include the Company, its immediate parent (equity holding company), and all of its subsidiaries and joint ventures as the same may exist from time to time; provided that, upon the assignment by the Company of its rights under this Agreement pursuant to Section 8.7, the term “Company” shall thereafter include on the Company and its subsidiaries and joint ventures.

7.6 Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in Section 7 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Executive agrees the Company will, whether or not it is pursing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.

8. Miscellaneous.

8.1 Notice. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certificate mail, postage prepaid, addressed to the addressee at the address last provided to the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite addressee’s signature to the Agreement. Each party may also provide notice by sending the other party a facsimile at a number provided by such other party.

8.2 Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing, approved by the Board and signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 8.2

8.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina (without regard to principles of conflicts of laws), and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

8.4 Counterparts. This Agreement may be executed by facsimile in two counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one of the same Agreement.

8.5 Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreement relating to such matters.

8.7 Assignment. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires 80% or more of the stock, assets or business of the Company.

8.8 Non-Transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to his Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any other attempted assignment, transfer, conveyance or other disposition of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

8.9 Indemnification. The Company shall indemnify Executive to the fullest extent permitted under applicable law in connection with any actions taken by him as an employee or director of the Company, provided such actions were taken in good faith.

8.10 Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement, including without limitation any dispute, claim or controversy concerning validity, enforceability, breach or termination hereof, shall be finally settled by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein (“Rules”). There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request the American Arbitration Association to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of the list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to the American Arbitration Association, which shall then select an arbitrator in accordance with Rule 13 of the Rules. The place of arbitration shall be New York, New York. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Each party shall bear its or his own costs and expenses in any such arbitration and one-half of the arbitrator’s fees and expenses.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

EXECUTIVE	AMERICAN TIRE DISTRIBUTORS, INC. a Delaware corporation

/s/ Jason T. Yaudes	By:	/s/ William E. Berry
Name: Jason T. Yaudes	Name:	William E. Berry
	Title:	President and Chief Executive Officer

Address for Notices:	Address for Notices:

Jason T. Yaudes	12200 Herbert Wayne Court, Suite 150
Horseshoe Creek Dr.	P.O. Box 3145
Huntersville, NC 28070	Huntersville, NC 28070-3145

EXHIBIT A

to

Employment Agreement

Name of Executive:	Jason T. Yaudes

Title:	Executive Vice President and Chief Financial Officer

Base Salary:	$350,000.00 per annum

EXHIBIT B

to

Employment Agreement

ANNUAL PERFORMANCE-BASED CASH BONUS

Name of Executive: Jason T. Yaudes

For the fiscal year 2012, the company will pay to Executive a cash bonus on the same terms as are applicable to Level 1-B employees under the 2012 Executive Bonus Plan.

For each fiscal year subsequent to 2012, during the Period of Employment, Executive will be entitled to an annual performance-based cash bonus on such terms as shall be determined by the Board.